UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Regal Beloit Corporation

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FOR RELEASE ON: April 13, 2020

CONTACT: Robert Barry
Vice President, Investor Relations
608.361.7530
Robert.Barry@regalbeloit.com

Regal Beloit Corporation to Include Live Webcast Presentation of 2020 Annual Meeting of Shareholders

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) announced today that due to the COVID-19 pandemic, and to support the health and safety of the company’s employees and shareholders, Regal will provide internet and audio access to its 2020 Annual Meeting of Shareholders to be held at 9:00 am CST (10:00 am EST) on April 28, 2020 in Beloit, Wisconsin.

While Regal currently plans to hold the 2020 Annual Meeting of Shareholders in the manner described in the Notice of Annual Meeting provided to its shareholders on March 19, 2020, to minimize the risk to the company’s employees and shareholders, Regal encourages all shareholders to access the annual meeting via telephone or webcast, rather than attending the meeting in person. Regal is taking this proactive approach for the 2020 Annual Meeting of Shareholders in an abundance of caution and in alignment with other recent actions intended to limit public gatherings. Instructions for accessing the live audio and webcast are provided below.

Please note that shareholders will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively. Therefore, to ensure that every vote is counted at the 2020 Annual Meeting of Shareholders, Regal strongly encourages its shareholders to vote as instructed in the Notice of Annual Meeting via telephone, email or internet, or by returning the proxy card included with the Notice of Annual Meeting and Proxy Statement first mailed to shareholders on or around March 19, 2020, or received through a broker, bank or other provider.

Shareholders of record may still attend the meeting and revoke their proxy at any time before it is voted. Regal is closely monitoring developments with the COVID-19 pandemic and urges all stakeholders, including its shareholders, to follow recommendations provided by the U.S. Center for Disease Control and Prevention (CDC), as well as federal, state and local government officials. Reasonable measures will be in place to limit exposure to the virus, but Regal encourages shareholders to consider safety first, over attending the meeting in person.

To listen to the live audio and view the meeting slide deck during the meeting, please visit Regal’s Investors website: https://investors.regalbeloit.com. To listen to live audio only, by phone, please dial 1.888.317.6003 (U.S. callers) or +1.412.317.6061 (international callers) and enter 3594891# when prompted.

Those planning to listen to the live audio or view the webcast should connect at least 10 minutes prior to the start of the meeting. For further questions regarding how to access the Annual Meeting of Shareholders, please contact Investor Relations at 608.361.7530.

About the Company

Regal Beloit Corporation (NYSE: RBC) is a global leader in the engineering and manufacturing of electric motors and controls, power generation products and power transmission products serving customers throughout the world. We create a better tomorrow by developing and responsibly producing energy-efficient products and systems.

Regal is comprised of four operating segments: Commercial Systems, Industrial Systems, Climate Solutions and Power Transmission Solutions. Regal is headquartered in Beloit, Wisconsin and has manufacturing, sales and service facilities worldwide. For more information, visit RegalBeloit.com.